Exhibit 4.9

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of September 7, 2022, in Shanghai, the People’s Republic of China (“PRC” or the “PRC”):

(1)	Party A: Shanghai Zhangxinrui Technology Co., Ltd.

Address:1615E, Building 1, 196 Yangtai Road, Baoshan District, Shanghai

(2)	Party B: ZHANG Yi, a PRC citizen with Chinese Identification Card No.: ***

(3)	Party C: Shanghai Zhangda Education Technology Co., Ltd.

Address:1108E, Building 1, 196 Yangtai Road, Baoshan District, Shanghai

(In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.)

Whereas:

(1)	Party A is a wholly foreign-owned enterprise incorporated and validly existing under the laws of the PRC;

(2)	Party C is a limited liability company incorporated and validly existing under the laws of the PRC; Party B is a citizen of the PRC, a shareholder of Party C and holds 100% of equity interest in Party C;

(3)	Party B agrees to grant Party A an exclusive right through this Agreement and Party A agrees to accept such exclusive right to purchase all or part equity interest held by Party B in Party C;

NOW, THEREFORE, through mutual consultations, the Parties agree as follows:

1	Exclusive Option

1.1	Option Granted

Party B hereby grants to Party A an exclusive option (the “Equity Interest Purchase Option”) to the extent permitted by PRC laws and at the price described in Section 1.3 herein, Party A may designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C then held by Party B (the “Equity Interest”) at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by the PRC laws. Party A shall have the right to determine the transfer and acquisition of all or part of the Equity Interest in Party A’s Designee (s), and Party B shall not withhold and shall transfer all or part of the Equity Interest to the Designee (s) as requested by Party A. Except for Party A and the Persons designated by Party A, no other person shall be entitled to the Equity Interest Purchase Option. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The “person” as referred to in this Section and this Agreement shall mean individuals, corporations, joint ventures, partners, enterprises, trusts or other non-corporate organizations.

Party C hereby irrevocably grants to Party A an irrevocable and exclusive right (the “Asset Purchase Option”, together with the “Equity Interest Purchase Option”, the “Exclusive Purchase Option”) to purchase from Party C, or cause the Designee (s) of Party A to purchase, all or part of the assets of Party C (the “Assets”) at any time during the validity term of this Agreement according to the steps for exercise as determined by Party A in its sole discretion and at the purchase price equal to Section 1.3 hereof.

1.2	Step for Exercise

Subject to the provisions of the laws and regulations of the PRC, Party A may exercise the Equity Interest Purchase Option at any time according to section 1.1 by giving a written notice (the “Equity Interest Purchase Option Notice”) to Party B specifying the portion of the Equity Interest to be purchased from Party B (the “Optioned Equity Interest”), the method of purchase and the transfer date of the Optioned Equity Interest. Party A has no limit on the times of exercise of options. Within seven (7) Business Days after the receipt of the Equity Interest Purchase Option Notice, Party B shall enter into an equity transfer agreement with Party A and/or the Designee (s) satisfactory to Party A, to ensure the transfer of the Optioned Equity Interest to Party A and/or the Designee (s) as soon as possible and take all necessary actions to ensure the completion of the filing procedures with the relevant administration for industry and commerce as soon as possible.

Subject to the provisions of the laws and regulations of the PRC, Party A may exercise the Asset Purchase Option at any time by giving a written notice (the “Asset Purchase Notice”) to Party C specifying the Assets to be purchased from Party C (the “Optioned Assets”), the method of purchase and the transfer date of the Optioned Equity Interest. Party A has no limit on the times of exercise of options. Within seven (7) Business Days after the receipt of the Asset Purchase Notice, Party C shall enter into an asset transfer agreement with Party A and/or the Designee (s) satisfactory to Party A, to ensure the transfer of the Optioned Assets to Party A and/or the Designee (s) as soon as possible and take all necessary actions to ensure the completion of the relevant asset title transfer registration procedures, if required.。

1.3	Equity Purchase Price and Asset Purchase Price

Unless the laws and regulations of the PRC applicable at the time of Party A’s exercise of the Equity Interest Purchase Option require the appraisal of the Optioned Equity Interest or are otherwise restrictive on the transfer price, the Parties agree that the purchase price of the Optioned Equity Interest (the “Equity Interest Purchase Price”) shall be equal to the actual contribution made by Party B with respect to the Optioned Equity Interest; if the minimum price permitted by applicable laws is higher than the actual contribution made by Party B with respect to the Optioned Equity Interest, i.e. the registered capital, the transfer price shall be the minimum price permitted by the laws of the PRC. After deducting the applicable taxes and fees on the Equity Interest Purchase Price in accordance with the PRC laws, Party A shall pay the Equity Interest Purchase Price to the account designated by Party B within seven (7) days from the date on which the Optioned Equity Interest is duly transferred to Party A.

Unless the laws and regulations of the PRC applicable at the time of Party A’s exercise of the Asset Purchase Option require the appraisal of the Optioned Assets or are otherwise restrictive on the purchase price, the Parties agree that the purchase price of the Optioned Assets (the “Assets Purchase Price”) shall be the minimum price permitted by the laws of the PRC.

1.4	Transfer of Optioned Equity Interest

Upon each exercise of the Exclusive Purchase Option:

1.4.1	Party B shall cause Party C to promptly convene a shareholders’ meeting (if applicable) or adopt a sole shareholder’s decision, approving Party B’s transfer of the Equity Interest and/or assets to Party A and/or the Designee (s). With respect to equity transfer, Party B shall sign a confirmation letter, agreeing to waive the right of first refusal with respect to the equity transfer by any other shareholder of Party C to Party A and/or the Person (s) designated by Party A;

1.4.2	With respect to the transfer of the Optioned Equity Interest, Party B shall enter into an equity transfer agreement with Party A and/or the Designee (s) in accordance with the provisions of this Agreement and the relevant Optioned Equity Purchase Notice and in respect of the version requested by Party A with respect to each transfer; With respect to the transfer of the Optioned Assets, Party C shall enter into an asset transfer agreement with Party A and/or the Designee (s) in accordance with the provisions of this Agreement and the relevant Optioned Assets Purchase Notice and in respect of the version requested by Party A with respect to each transfer;

1.4.3	The relevant Parties shall execute all other necessary agreements, or documents, obtain all necessary government licenses and permits and take all necessary actions to grant ownership of the Optioned Equity Interest to Party A and/or the Designee(s), unencumbered by any security interests or other Encumbrances, and cause Party A and/or the Designee (s) to become the registered owner(s) of the Optioned Equity Interest with the relevant administration for industry and commerce. For the purpose of this Section and this Agreement, in this Section and this Agreement, “Encumbrance” shall include a guarantee, warranty, mortgage, pledge, third party’s right or interest, any stock option, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangement. However, it shall exclude any security interests or encumbrance created under this Agreement and the Equity Pledge Agreement. The “Equity Pledge Agreement” as used in this Section and this Agreement shall refer to the Equity Pledge Agreement executed by and between the third party designated by Party A and Party B on the date hereof (the “Equity Pledge Agreement”), whereby Party B pledges all of its equity interests in Party C to Party A, in order to guarantee that Party B and Party C can perform their obligations under this Agreement, the Exclusive Management Service and Business Cooperation Agreement executed by and among Party A and Party C on the date hereof and the Power of Attorney dated as of the date hereof and issued by Party B (the “Power of Attorney”);

1.4.4	Party B and Party C shall take all necessary actions to ensure the transfer of the Optioned Equity Interest and the Optioned Assets shall not be interfered with any substantial or procedural aspects. Unless otherwise expressly stipulated herein, neither Party B nor Party C shall set any impediment or restrictive condition on the transfer of the Optioned Equity Interest or the Optioned Assets. Party B and Party C shall make their unconditional best efforts.

2	Covenants Concerning Equity Interest

2.1	Covenants Relating to Party C

Party B and Party C hereby severally but not jointly covenant as follows:

2.1.1	Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or change its equity structure in other manners;

2.1.2	They shall maintain the existence of Party C in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

2.1.3	Without the prior written consent of Party A, they shall not engage in any action/omission that may have an adverse effect on the assets, business and liabilities of Party C; Without the prior written consent of Party A, they shall not sell, transfer, mortgage or dispose of in any manner any assets of Party C or legal beneficial interests in the business or revenues of Party C, or allow the encumbrance thereon, including the Security Interest, at any time following the date hereof;

2.1.4	Without the prior written consent of Party A, they shall not incur, assume, guarantee or suffer the existence of any debt to Party C, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to and approved by Party A in writing;

2.1.5	They shall always operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action and/or omission that may be detrimental to Party C’s operating status and asset value;

2.1.6	Without the prior written consent of Party A, Party C shall not enter into any material agreement (for purpose of this subsection, an agreement whose value exceeds RMB30,000 shall be deemed a material agreement), except for the agreements in the ordinary course of business;

2.1.7	Without the prior written consent of Party A, Party C shall not provide any person with any loan or security;

2.1.8	They shall provide Party A with information on Party C’s business operations and financial conditions at Party A’s request;

2.1.9	They shall purchase and keep at all times insurance from an insurance company acceptable to Party A, at an amount and type of coverage equal to or at the same levels as are customarily insured by companies operating similar businesses and owning similar properties or assets in the same region where Party C is located;

2.1.10	Without the prior written consent of Party A, Party C shall not merge, consolidate with, acquire or invest in any person;

2.1.11	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the assets, business and income of Party C;

2.1.12	To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate claims or raise necessary and appropriate defenses against all claims;

2.1.13	Without the prior written consent of Party A, Party C shall ensure that they shall not in any manner distribute dividends to their shareholders, provided that upon Party A’s written request, they shall immediately distribute all distributable profits to their shareholders;

2.1.14	Unless mandatorily required by PRC law, they shall not dissolve or liquidate Party C without prior written consent of Party A;

2.1.15	Once foreign investment in the business conducted by Party C is permitted by the laws of PRC, Party B shall immediately transfer all of the Equity Interest in Party C held by it to Party A or Party A’s Designee, and/or Party C shall immediately transfer all of the Assets held by it to Party A or Party A’s Designee (s). Party B and Party C shall pay Party A or its Designee (s) all considerations relating to equity/assets transfer received by them in accordance with Section 1.3 of this Agreement; and

2.1.16	To the fullest extent permitted by the laws of PRC, Party A shall have the right to exercise the exclusive option under this Agreement towards Party B or Party B’s legal successors or agents in accordance with the terms of this Agreement in the event of the death or incompetency of Party B.

2.2	Covenants of Party B

Party B hereby covenants as follows:

2.2.1	Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the Equity Interest, or allow the encumbrance thereon, except for the pledge placed on the Equity Interest in Party C held by Party B in accordance with the Equity Pledge Agreement;

2.2.2	Party B shall cause the shareholders’ meeting (if applicable) of the Company not to approve the sale, transfer, pledge or disposition in any other manner of any legal or beneficial interest in the Equity Interest, or allow the encumbrance thereon of any security interest, except to Party A and/or the Designee (s) of Party A; Party B shall cause the shareholders’ meeting (if applicable) of the Company to vote for the transfer of the Optioned Equity Interest as set forth in this Agreement;；

2.2.3	Without the prior written consent of Party A, they shall not vote for or support or execute any resolution at the shareholders’ meeting (if applicable) of Party C approving Party C’s merger or consolidation with any person, acquisition of any person by any person or investment in any person;

2.2.4	Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interest in Party C held by Party B;

2.2.5	To the extent necessary to maintain Party B’s ownership of its Equity Interest in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate claims or raise necessary and appropriate defenses against all claims;

2.2.6	Without the prior written consent of Party A, they shall not engage in any action or omission that may have a material impact on the assets, business and liabilities of Party C;

2.2.7	Party B shall agree to appoint persons designated by Party A as directors, general manager and other senior officers of Party C, at the request of Party A; Party B shall replace such directors and senior officers at any time as directors and senior officers of Party C; Party B shall appoint newly designated persons of Party A as directors and senior officers of Party C; Party B shall actively assist in handling all matters related to appointment and change of such persons, including without limitation executing necessary documents; To assist in registering the appointment and change of directors and senior officers with the administration for industry and commerce;

2.2.8	To the extent permitted by the laws of PRC, at the request of Party A at any time, Party B shall promptly and unconditionally transfer all or any part of the Equity Interest in Party C held by Party B to Party A and/or the Designee (s) of Party A at any time, waive its right of first refusal to the equity interest transferred by any other shareholder of Party C to Party A or the Designee of Party A, and Party B shall actively assist in all matters related to such transfer, including but not limited to executing necessary documents to assist in registering the equity interest transfer with the administration for industry and commerce. In addition, Party B shall pay all consideration received by it to Party A or its designee (s) in accordance with Section1.3 herein;

2.2.9	Party B shall promptly donate any profit, bonus, or dividend income from Party C to Party A or any other person designated by Party A to the extent permitted by the PRC laws, if Party B receives the income from Party C;

2.2.10	Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or severally executed with and by Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action and/or omission that may affect the effectiveness and enforceability thereof;

2.2.11	In the event of liquidation of Party C (including bankruptcy liquidation) due to any reason, Party B shall promptly donate all proceeds received therefrom to Party A or any other person designated by Party A to the extent permitted under applicable PRC laws; and

2.2.12	Party B agrees and warrants to execute an irrevocable power of attorney satisfactory to Party A, which authorizes Party A or the Designee (s) to exercise all of his or her rights as a shareholder of Party C.

3	Representations and Warranties

Party B and Party C hereby severally but not jointly represent and warrant to Party A as of the date of this Agreement and each date of transfer of the Optioned Equity Interest and the Optioned Assets as follows:

3.1	They have the right to enter into this Agreement and any share transfer agreement or asset transfer agreement to which they are parties concerning the Optioned Equity Interest to be transferred thereunder (each, a “Transfer Agreement”), and to perform their obligations under this Agreement and any Transfer Agreements. This Agreement and the Transfer Agreements to which they are parties will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2	The execution and performance of this Agreement or any Transfer Agreements and the obligations under this Agreement or any Transfer Agreement shall not: (i) cause any violation of any applicable laws of PRC; (ii) be inconsistent with the articles of association, bylaws or any other constitutional documents of Party C; (iii) cause the violation of any agreements or instruments to which they are a party or which are binding on them, or constitute any breach under any agreements or instruments to which they are a party or which are binding on them; (iv) cause any violation of any restriction on the grant and/or continuance of any licenses or permits issued to them; or (v) cause the suspension or revocation of or imposition of any conditions to any licenses or permits issued to them;

3.3	Party B has a good and merchantable title to the Equity Interest in Party C it holds, free and clear of any Encumbrance in any form including the Security Interest, except for the pledge created in accordance with the Equity Pledge Agreement;

3.4	Party C has a good and merchantable title to the assets that it holds, and the assets are free and clear of any Encumbrance in any form including the Security Interest;

3.5	Party C does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained；

3.6	If Party C is required by the laws of any PRC to be dissolved or liquidated, it shall sell all its assets to Party A or other qualified persons designated by Party A, to the extent permitted by PRC laws at the lowest price permitted by the laws of PRC. Party C waives Party A or a qualified person designated by it of any payment obligation arising therefrom to the extent applicable under the then effective laws of the PRC; or any proceeds generated from such transaction shall be paid as part of the Service Fees under the Exclusive Management Service and Business Cooperation Agreement to Party A or a qualified person designated by Party A to the extent applicable under the then effective laws of PRC;

3.7	Party C has complied with applicable laws and regulations; and

3.8	There are no ongoing, pending or threatened litigation, arbitration or administrative proceedings relating to the Equity Interest in Party C, assets of Party C or Party C.

Party B warrants to Party A that it has made all proper arrangement and executed all necessary documents to ensure that in the event of his or her death, incapacity, bankruptcy, divorce or occurrence of any other events that may affect his or her exercise of shareholders’ rights, his or her heirs, guardians, creditors or spouse shall not affect or hinder the performance of this Agreement.

4	Breach

In the event of the breach of any term of this Agreement by any Party (the “breaching Party”) which has caused damages to the other Parties (the “non- breaching Party”), the non-breaching Party may issue a written notice to the breaching Party, requesting the breaching Party to immediately rectify and remedy its breach; if the breaching Party fails to take actions satisfactory to the non-breaching Parties to rectify and remedy such breach within fifteen (15) days after the delivery of the said written notice by the non-breaching Party, the non-breaching Party may immediately adopt other remedies in accordance with the methods specified in this Agreement or at law. For the avoidance of doubt, the Parties agree that notwithstanding anything to the contrary in this Agreement, Party B shall not be liable for any breach of this Agreement by the other Parties hereto.

5	Effectiveness and Term of Agreement

5.1	This Agreement shall come into force from the date of Party A’s establishment on August 29, 2022.

5.2	This Agreement shall be terminated after all equity interests held by Party B in Party C or all assets of Party C have been legally transferred or assigned to Party A and/or any other Person designated by it in accordance with this Agreement.

5.3	During the term of this Agreement, Party A may, in its sole discretion, terminate this Agreement unconditionally by giving Party B thirty (30) days prior written notice of such termination or cancellation during the term of this Agreement without any liabilities. Unless otherwise mandatorily required by PRC law, Party B and Party C shall have no right to unilaterally terminate this Agreement.

6	Governing Law and Resolution of Disputes

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of PRC.

6.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective Arbitration Rules. The arbitration shall be conducted in Shanghai, and the language of the arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7	Taxes and Fees

Party C and Party A shall bear any and all taxes, expenses and fees incurred by the Parties or levied thereon in accordance with the laws and regulations of PRC in connection with the preparation and execution of this Agreement and the Transfer Agreements, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Agreements.

8	Notices

8.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

8.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

8.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

8.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Shanghai Zhangxinrui Technology Co., Ltd.
Address:	1615E, Building 1, 196 Yangtai Road, Baoshan District, Shanghai
Attn:	HUANG Yuquan
Tel:	***

Party B:	ZHANG Yi
Address:	2F, Gaobao Building, 1666 North Sichuan Road, Hongkou District, Shanghai
Attn:	ZHANG Yi
Tel:	***

Party C:	Shanghai Zhangda Education Technology Co., Ltd.
Address:	2F, Gaobao Building, 1666 North Sichuan Road, Hongkou District, Shanghai
Attn:	WU Jiajun
Tel:	***

9	Confidentiality

The Parties acknowledge that any oral or written information exchanged between them in connection with this Agreement shall be regarded as confidential information. Each Party shall maintain confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to applicable laws or rules or regulations of any stock exchange; or (c) is required to be disclosed by any Party to its legal or financial advisors regarding the transaction contemplated hereunder, provided that such legal or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive whatever reason this Agreement is deemed to be invalid, rescinded, terminated or unenforceable.

10	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

11	Miscellaneous

11.1	Amendment, change and supplement

Any matters not provided in this Agreement shall be separately determined by the Parties through negotiation. The Parties shall amend, modify and supplement this Agreement and the appendices hereto through a written agreement. The amendment agreements and supplementary agreements that have been duly executed by the Parties hereto and that relate to this Agreement and the appendices hereto shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

11.2	Compliance with Laws and Regulations

Each Party shall comply with and shall ensure that its operations comply with all currently effective and publicly available laws and regulations of PRC.

11.3	Entire Agreement

The Parties acknowledge that, upon the effectiveness of this Agreement, this Agreement constitutes the entire agreement and understanding reached by and among the Parties with respect to the content hereof and completely supersedes all prior agreements and understanding, both written and oral, reached by and among the Parties with respect to the content hereof. The appendices hereto shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

11.4	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.5	Severability

In the event that any one or several of the provisions of this Agreement are held or determined by a competent court or arbitration agency to be invalid, illegal or unenforceable in any aspect in accordance with applicable laws or regulations, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties to this Agreement shall cease to perform such invalid, illegal or unenforceable provision and amend it as closely as possible to make it legal, valid and enforceable, and the economic effect of the amended provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.6	Assignment

11.6.1	Without the prior consent of Party A, Party B and Party C shall not assign any of their respective rights and obligations under this Agreement to any third party. Party B and Party C hereby agree that Party A may assign its rights and obligations under this Agreement at its sole discretion, upon giving written notice of such assignment to Party B and Party C but without the consent of Party B and Party C. Upon the request of Party A, Party B and Party C shall execute a supplementary agreement with such assignee or any agreement substantially the same as this Agreement.

11.6.2	Party B hereby agrees and acknowledges that, in the event of death or becoming a person with restricted capacity or an incapacitated person (if a natural person) or dissolution or liquidation, all the equity interest held by Party B in Party C may be transferred automatically and unconditionally to Party A or any person designated by Party A at the purchase price set forth in Section 1.3 hereof. The purchase price payable to Party B shall be disposed of in accordance with Section 1.3 hereof.

11.7	Successors

This Agreement shall be binding and binding on the Parties and their respective heirs, successors and assigns.

11.8	Survival

Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof. The provisions of Sections 6, 8, 9 and this Section 11.8 shall survive the termination of this Agreement.

11.9	Waiver

The failure of any Party to this Agreement to exercise its right hereunder in a timely manner shall not be deemed as a waiver thereof, nor shall it affect such Party’s exercise of such right in the future.

11.10	Counterparts

There shall be four (4) original originals of this Agreement, of which each Party shall hold one (1) copy, and the other one (1) copy shall be kept for future use. Each original shall have the same legal effect.

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IN WITNESS WHEREOF, the Parties have executed or caused their respective authorized representatives to execute this Agreement as of the date first written above.

Party A: Shanghai Zhangxinrui Technology Co., Ltd. (Seal)

/s/ Shanghai Zhangxinrui Technology Co., Ltd.

Seal of Shanghai Zhangxinrui Technology Co., Ltd.

By:	/s/ HUANG Yuquan
Name:	HUANG Yuquan
Title:	Legal Representative

Shanghai Zhangda – Exclusive Option Agreement – Signature Page

IN WITNESS WHEREOF, the Parties have executed or caused their respective authorized representatives to execute this Agreement as of the date first written above.

Party B: ZHANG Yi

Signature:	/s/ ZHANG Yi
Name:	ZHANG Yi

Shanghai Zhangda – Exclusive Option Agreement – Signature Page

IN WITNESS WHEREOF, the Parties have executed or caused their respective authorized representatives to execute this Agreement as of the date first written above.

Party C: Shanghai Zhangda Education Technology Co., Ltd. (Seal)

/s/ Shanghai Zhangda Education Technology Co., Ltd.

Seal of Shanghai Zhangda Education Technology Co., Ltd.

By:	/s/ WU Jiajun
Name:	WU Jiajun
Title:	Legal Representative

Shanghai Zhangda – Exclusive Option Agreement – Signature Page